Exhibit 99.2

Greif, Inc.
First Quarter 2019 Earnings Results Conference Call
February 28, 2019

CORPORATE PARTICIPANTS
David C. Lloyd Greif, Inc. - CAO, VP, Corporate Financial Controller & Treasurer
Lawrence Allen Hilsheimer Greif, Inc. - Executive VP & CFO
Matt Eichmann Greif, Inc. - VP of IR & Corporate Communications
Peter G. Watson Greif, Inc. - President, CEO & Director

CONFERENCE CALL PARTICIPANTS
Adam Jesse Josephson KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst
Daniel Andres Jacome Sidoti & Company, LLC - Equity Research Analyst
Gabrial Shane Hajde Wells Fargo Securities, LLC, Research Division - Associate Analyst
Ghansham Panjabi Robert W. Baird & Co. Incorporated, Research Division - Senior Research Analyst
Mark William Wilde BMO Capital Markets Equity Research - Senior Analyst
Steven Pierre Chercover D.A. Davidson & Co., Research Division - MD & Senior Research Analyst

PRESENTATION
Operator
Good morning. My name is Christine, and I'll be your conference operator today. At this time, I would like to welcome everyone to the Greif First Quarter 2019 Earnings Conference Call. All lines have been placed on mute to prevent any background noise and after the speakers’ remarks, we will have a question and answer session. If you would like to ask a question during that time, please press star, then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you. I will now turn your call over to your host, Matt Eichmann. You may begin.
Matt Eichmann - Greif, Inc. - VP of IR & Corporate Communications
Thank you, Christine. Good morning, everyone. Welcome to Greif's First Quarter Fiscal 2019 Earnings Conference Call. Joining us on the call today are Pete Watson, Greif's President and Chief Executive Officer, and Larry Hilsheimer, Greif's Chief Financial Officer. Pete and Larry are available to answer your questions at the end of today's call.
In accordance with regulation fair disclosure, we encourage you to ask questions regarding issues that you consider material because we are prohibited from discussing significant nonpublic items with you on an individual basis. Please limit yourself to one question and one follow-up before returning to the queue.
Please turn to slide 2.
As a reminder, during today's call, we will be making forward-looking statements involving plans, expectations and beliefs related to future events. Actual results could differ materially from those discussed. Additionally, we'll be referencing certain non-GAAP financial measures, and a reconciliation to the most directly comparable GAAP metrics is contained in the appendix of today's presentation.

And now I turn the presentation over to Pete on Slide 3.
Peter G. Watson - Greif, Inc. - President, CEO & Director
Thank you, Matt, and good morning, everyone. I'll begin today's call by providing a summary level review of our quarter, and then our CFO, Larry Hilsheimer, will expand on our financial results and discuss our fiscal 2019 outlook. After prepared remarks, we'll conduct a question and answer period.
We delivered a solid year-over-year first quarter results despite significant external headwinds. Our first quarter adjusted EBITDA and adjusted Class A earnings per share were up 15% and 33%, respectively, versus the prior year thanks to strong performance by our Paper Packaging and Flexible Products segments. Our rigid businesses sales and profitability were challenged by a slowing global economy and continued uncertainty related to trade tensions. It was also negatively impacted by foreign currency, and I'll comment more about that on each segment's business performance in a moment.
During the quarter, we announced an agreement to acquire Caraustar Industries. The transaction was completed on February 11.
Caraustar is a vertically integrated paper packaging company and a well-established leader in the production of uncoated recycled paperboard and coated recycle paperboard. They operate one of the largest recovered fiber businesses in the U.S., are a leading manufacturer of tubes and cores and produce a variety of other products that serve industrial and consumer end markets.
Our new Greif colleagues share our vision of providing industry-leading customer service, and efforts are underway to integrate the business into Greif. I'll now review our business performance by segment.
Please turn to Slide 4.
The Rigid Industrial Packaging business experienced a challenging first quarter, largely related to weak demand in certain global markets and foreign currency headwinds. International volumes were solid throughout much of the world but very weak specifically in West and Central Europe, and China. We also experienced weak demand in Argentina due to recessionary effects.
In North America, large plastic volumes were up almost 9% versus the prior year quarter. Intermediate bulk container volumes were up more than 15% versus prior year. Steel volumes, however, were down roughly 5%, with the bulk of that shortfall in the U.S. Gulf Coast, where export customers have been negatively impacted by trade tariffs and customers continue to ship more product via bulk packaging.
The Gulf Coast weakness was also negatively impacted by our Specialty Packaging and Services business, where volumes were down almost 8% versus prior year. In Latin America, steel drum volumes were weak versus the prior year due to recessionary environment in Argentina and down in Brazil from operating challenges being addressed by our new management in that region. In EMEA, Intermediate Bulk Containers volumes grew almost 9%, while steel drum volumes were down roughly 4% versus the prior year quarter.
Similar to quarter 4, the shortfall in steel drums was driven by continued weak demand in Western and Central Europe tied to trade uncertainty and weak economic conditions. Backing out that region's shortfall, EMEA's steel volumes would have been positive for the quarter as we saw a very good volume demand growth in Southern Europe, the Middle East and North Africa.
In APAC, our first quarter steel volumes fell roughly 10% versus the prior year. China volumes were lower versus the prior year quarter, while steel volumes in Southeast Asia fell slightly due to the divestiture of a business in the Philippines. The impact of China's slowing economy on the region and margin mix pricing decisions.
RIPS's first quarter sales were roughly $18 million lower versus the prior year quarter as a result of FX headwinds, but on a currency-neutral basis, RIPS sales were roughly 1% higher versus the prior year quarter as higher selling prices and index price increases and strategic pricing decisions offset volume softness.
Despite lower RIPS's first quarter adjusted EBITDA, it was flat to the prior year, overcoming a roughly $4 million FX headwind and a $1.5 million correction adjustment related to the Philippines divestiture. The business demonstrated improved manufacturing efficiencies and lower SG&A expenses in the quarter.
In light of continued market softness, we have proactively taken steps to reduce our fixed and variable cost structure. We executed on the Philippines divestiture, completed the closure of a facility in China, completed the closure of a business line in Malaysia and had plans to exit facilities in the U.S. and in Africa.

We are further streamlining our SG&A and have rationalized our footprints in parts of APAC, Europe and the United States. We are being realistic about global economic conditions and are focusing our attention on areas we can control to better adapt to market changes.
Please turn to Slide 5.
Our Paper Packaging segment delivered a strong first quarter. Sales for the quarter were up nearly 7%, thanks to higher selling prices, solid unit growth and higher specialty sales. Our CorrChoice network corrugated shipments were up 3.8%, whereas the industry was up 1.7% in the same period. First quarter adjusted EBITDA grew by more than 29% versus the prior year due to higher sales, improved price-cost mix and better manufacturing efficiencies.
We are further enhancing our existing Paper Packaging portfolio. Last year, we announced the new corrugated sheet feeder that is set to commence construction in Eastern Pennsylvania, and that includes specialty converting. We are also adding another Asitrade machine to existing operations in Cincinnati. That Asitrade will be the third in our network and will further enhance our specialty offering and improve integration.
Please turn to Slide 6.
FPS continues to deliver solid results. The segment generated sales of roughly $75 million in the first quarter. Excluding the impact of FX, sales were down roughly 1% versus the prior year quarter, primarily due to market softness in France and the Benelux region.
Gross profit improved by roughly 15% versus the prior year quarter, thanks to improved manufacturing efficiencies across the network. Those improved efficiencies, coupled with lower SG&A and a beneficial FX tailwind helped expand Flexible's adjusted EBITDA by almost 55% versus the prior year. We continue to be encouraged with the improvement in this business.
I'd like to now turnover the presentation over to our Chief Financial Officer, Larry Hilsheimer.
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Thank you, Pete. Good morning, everyone. Please turn to Slide 7.
Before I address financial results, I'll highlight changes made to nomenclature within our reporting. First, we are using adjusted EBITDA beginning this quarter and going forward. Adjusted EBITDA is commonly used metric within the packaging industry and closely aligns to our long-term incentive plan. Second, we will be utilizing adjusted free cash flow, which we defined as cash from operations, less purchases of PP&E, plus acquisition-related cash cost. Given we just completed the Caraustar acquisition and we'll incorporate that business into our future results, we thought it'd made sense now to transition to these metrics.
Onto the quarter's specifics.
First quarter net sales, excluding divestitures and foreign exchange, were 2% higher year-over-year due to index price changes, strategic pricing decisions and volume improvement in Paper Packaging. First quarter gross profit was roughly flat to the year-ago quarter due to strong performance in our Paper Packaging and Flexible Products & Services segments, partially offset by softness in certain regions and the Philippines correction adjustment that Pete mentioned in Rigids. That divestiture also triggered a roughly $0.03 per share headwind due to earnings due to a tax indemnification requirement.
First quarter adjusted EBITDA rose by roughly $14 million versus the prior year quarter due to higher year-over-year EBIT. DD&A was flat to the prior year quarter. Below the line, first quarter interest expense and other expense were down $1.6 million and $7.9 million, respectively, versus the prior year quarter. Last year's first quarter other expense included a sizable currency loss related to hedging activities.
Stronger adjusted EBITDA and a reduction in interest and other expense drove first quarter adjusted Class A earnings per share to $0.65 per share. Our adjusted tax rate during the first quarter was 30.1%, roughly flat to the prior year quarter and in line with the midpoint of our fiscal year range of 28% to 32%. As a reminder, the application of FIN 18 reporting may cause fluctuations in our quarterly effective rates from time to time.
First quarter adjusted free cash flow improved by roughly $46 million versus the prior year quarter. First quarter CapEx was roughly flat to the prior year. The improvement in free cash flow was driven primarily by improved profitability and better working capital management.
Before addressing guidance, I'll quickly touch on our recent acquisition of Caraustar Industries.

Please turn to Slide 8.
As Pete mentioned, we announced our agreement to acquire Caraustar Industries on December 20 and closed the deal on February 11. We consider the acquisition's strategic rationale compelling and we expect the deal to generate significant value creation. Caraustar enhances Greif's consolidated margins and free cash flow, strengthens and balances our portfolio, offers excellent cultural fit and represents a close operational adjacency to our existing mill operations. Integration efforts are well underway, and we have a clear line of site into realizing at least $45 million of synergies over the next 36 months. Caraustar's financial results will be reported within Greif's Paper Packaging & Services segment going forward, and the business's robust free cash flow will enable rapid debt repayment. With the addition of Caraustar, we have revised our fiscal 2019 guidance higher.
Please turn to Slide 9.
We now expect to generate between $3.60 and $4.00 in adjusted Class A earnings per share in 2019. Our updated fiscal 2019 guidance incorporates the market issues and RIPS previously discussed in the recovery of the European conical market later this year. Also, a negative and untimely rapid decline in the U.S. CRU index steel pricing that occurred in December, which will cost a temporary price cost squeeze in RIPS North America. Price decline is expected to negatively impact our Q2 RIPS margin before improving in the back half of the year. The updated guidance also reflects the $20 a ton medium price decline RISI analysis. Offsetting that decline is our updated OCC assumption of $65 a ton for the remainder of fiscal 2019.
We previously utilized RISI's OCC forecasting guidance but are discontinuing that practice as Caraustar's recycled fiber group provides better insight into the market.
Finally, our revised 2019 guidance incorporates roughly 8.5 months of Caraustar benefit. A few additional words on Caraustar. Our revised guidance reflects a roughly $0.16 per share headwind from various onetime items related to the acquisition that we have not adjusted out of earnings, including an inventory mark-to-market revaluation estimate, impact of other purchasing accounting adjustments and approximately 30 days of double coupon payments tied to the timing of 2019 senior notes retirement. These items will not recur in the future.
We have revised our fiscal 2019 free cash flow guidance range higher to between $215 million and $245 million, which includes anticipated capital expenditures of between $170 million and $190 million, and less of a use of working capital than initially forecasted, due primarily to softer sales and active management of working capital.
Turning to capital priorities on Slide 10. We've revised our capital priorities now that the Caraustar acquisition is complete. Reinvesting in the business remains our top priority, and we have no plans to alter our existing dividend. However, beyond those two items, we will be prioritizing debt pay down until our leverage returns to the 2 to 2.5x range.
Before I go further, some of you expressed concerns surrounding the level of debt, growth rate and perceived cyclicality of the Caraustar businesses, especially given where some believe we are in the cycle. We think it's important to deal with these concerns head on. As is the financing of the acquisition, we used all debt and no equity given our desire to have all of the benefits of the transaction accrue to our shareholders and our view that our stock price is substantially undervalued. Our bank debt and bond offering were both very well received by the market, and we're substantially oversubscribed, leading to an attractively priced debt offering and a roughly 50 basis point reduction in our overall weighted cash interest rate to approximately 4.9% following the acquisition's closing. Further disclaimed use of equity, again, is that our shares, we believe, are currently materially undervalued. Our convention has been demonstrated by a broad group of our management buying stock on the open market as of recent.
Given our anticipated free cash generation, we expect to deleverage by half a turn or better, each year, such that we will be back within our targeted leverage range within 36 to 48 months at the latest.
With that, I'll turn the call back to Pete for his closing comments before our Q&A.
Peter G. Watson - Greif, Inc. - President, CEO & Director
Thank you, Larry, and please turn to Page 11.
In closing, during the first quarter, our company benefited from well-diversified global portfolio. While we did experience challenges by weaker market conditions in parts of the world, we are taking decisive actions that are aligned with market realities.

With the recent acquisition of Caraustar, our global portfolio becomes equally balanced, with stronger long-term earnings power and free cash flow generation. Thank you for participating this morning, and we appreciate your interest in Greif. Christine, please open the line for questions.
QUESTIONS AND ANSWERS
Operator
At this time, we would like to take any questions you may have. To ask a question, please press star followed by the number one on your telephone keypad and we ask that you limit yourself to one question and one follow-up question.
Your first question comes from the line of Ghansham Panjabi from Baird.
Ghansham Panjabi - Robert W. Baird & Co. Incorporated, Research Division - Senior Research Analyst
Good Morning. So I guess, first off, on the guidance. The initial guidance versus the revised guidance, understanding you have Caraustar in here now. I'm just trying to understand legacy Greif, and how have you adjusted legacy Greif EPS lower, if at all, relative to your initial guidance?
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Sure. Thanks, Ghansham, let me walk through this sort of slowly. Obviously, we talked about the weakness in certain markets, and I know you follow other chemical companies, you've seen what's going on with a lot of our core customers, specifically in the Benelux, in German regions where their troubles with the Rhine river levels and also things as we've talked about in the Gulf Coast region. So if I start with our original range of $3.55 to $3.95, I would first adjust it up by $0.11 on both the high and low end for the change in medium and the difference in our OCC cost assumption. That would take you to $3.66 to $4.06. The impact of the weaknesses and the playout, as we see that through the remainder of the year for our legacy business, would be on the low end of it, an impact of $0.26, or worst, to maybe $0.21 on the high end, which would then take you from $3.40 to $3.85 a share. Then for Caraustar, it's from $0.20 to $0.15 a share betterment, so that you've got bottom to the range of $3.60 to $4.00, and so, hopefully, those are the steps. If anybody has any questions about that, I can walk through that again, but the other thing I would highlight on that is, as I mentioned in my prepared comments, there are $0.16 of onetime items in those Caraustar numbers. So when you look at the $0.15 to $0.20, think of it more as $0.31 to $0.36 on an ongoing basis, and that's only for 8.5 months, obviously. So is that helpful, Ghansham?
Ghansham Panjabi - Robert W. Baird & Co. Incorporated, Research Division - Senior Research Analyst
Yes, it's very helpful and I guess just for my follow up, Larry and Pete as well. For RIPS, specifically, how are you thinking about volumes unfolding for the segment the rest of fiscal year 19? Are you embedding any sort of macro recovery from the segment, as it relates to your guidance? I know you called out the steel-related price cuts issue for the second quarter, but just focusing specifically on volumes.
Peter G. Watson - Greif, Inc. - President, CEO & Director
Yes, Ghansham, so our full year forecast for volumes, we are calling a negative 1.5% overall year-end rate on steel drums. That's really relative to the feedback we're getting from our global customers who see a continued weakness through their second half and a more normalization of current destocking environment and, hopefully, the easing global tensions. We are continuing to see a good full year growth in our plastic substrates. We see low single digit growth in plastic drums and high single growth for IBCs through the year.
Operator
Your next question comes from the line of Mark Wilde from BMO Capital Markets. Please go ahead, your line is open.
Mark William Wilde - BMO Capital Markets Equity Research - Senior Analyst
Good morning Pete, good morning Larry.
Peter G. Watson - Greif, Inc. - President, CEO & Director
Good morning Mark.

Mark William Wilde - BMO Capital Markets Equity Research - Senior Analyst
I want to say, we appreciate having that slide deck out last night with the earnings.
Peter G. Watson - Greif, Inc. - President, CEO & Director
Sure.
Mark William Wilde - BMO Capital Markets Equity Research - Senior Analyst
I wondered, just on the Paper and Paper Packaging group, there had been some reports in Pulp and Paper of ongoing weakness in recycled containerboard rates. I think you've kind of touched on that with the medium, but also, they're talking about some weakness in the corrugated sheet market, and I wondered if we could get your perspective on what's going on in those markets.
Peter G. Watson - Greif, Inc. - President, CEO & Director
Yes, so in regard to the recycled containerboard--let me back up. So in terms of North America and what we're seeing in Paper Packaging, we have really strong volumes in our Paper Packaging segment. Our corrugated sheets were up 3.8%, which is almost double what the industry was in the same period. We are seeing a little bit of easing of that growth rate now, but it is still growing. In regard to recycled paper prices, to be honest, I was surprised with the price change that was published because our domestic pricing for medium was flat from Q4 to Q1, and it may appear the small percentage of that industry has its higher degree of influence on spot market participation. I think in corrugated sheets, again, we had good growth last quarter. We're still growing, but it's less than the 3.8%, and I think it will be really important to see what happens in March in regard to the growth patterns, but that's what we're seeing now. Again, a growing market in corrugated sheets, but not to the same pace as we saw in Q1.
Mark William Wilde - BMO Capital Markets Equity Research - Senior Analyst
Okay, and just as a follow on. Just a couple of things around OCC. I just, I wondered how you think about sort of the sustainability of this $65 price. Historically, that's quite a long ways below kind of the long-term medium and the long-term trend, and it's also just pretty unusual to kind of see this combination of very high containerboard prices and very low OCC cost. Usually, OCC tends to move up and down with containerboard, and then just finally, on OCC, can you just give us some sense now from the Caraustar business? What should it actually cost to just go out and collective process OCC? So how close is the $65 to the cost of collection of processing?
Peter G. Watson - Greif, Inc. - President, CEO & Director
Thanks, Mark. So the relationship, to your first question, the containerboard pricing and the pricing cost of OCC. My view is that containerboard prices are, quite frankly, any paper pricing that we participate in, whether it's URB or CRB or containerboard, driven by supply and demand, and that obviously is reflected in operating rates in the industry and weeks of demand in the inventory, and you all know what that is. And regarding OCC, with the regulatory changes in China, that's created a different parallel than you described earlier and I think as long as the restrictions on contaminants in China are in place, which I expect they will be for a period of time, I think you'll have lower-than-normal environment of cost of OCC. So regardless of where that goes, I think it will be cycles, but again, I think that the volatility would be less cyclical than we've seen in the past because China is not engaged in the market as they have been in the past. So to me, its a new norm on OCC.
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Collection cost, Mark, I don't think we have a firm hand on that, but, obviously, as you get down to this level, gets closer to that point, which you would then think might have some impact on supply.
Operator
Again, if you would like to answer a question, please press star followed by the number one on your telephone keypad. Your next question comes from the line of Steve Chercover from Davidson. Please go ahead, your line is open.
Steven Pierre Chercover - D.A. Davidson & Co., Research Division - MD & Senior Research Analyst
Thanks, good morning everyone. I just wanted to ask where you are on the pass-through realizations in RIPS? Is there still more to come and does the scattered geographic weakness that you're encountering undermine that ability to push things through?

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Steve, thanks for the question. The pass-through mechanisms are working, actually, as designed, and it's really the volume implications of these weaknesses that are impacting us. Just to give you a little context around that, and I'll just focus on North America for a minute. If I look at the value-add to our sales price per unit versus material cost per unit, a year ago, in the first quarter of '18, that was $13.41. It expanded to $13.79 a unit. So we actually have gotten back to where we were before the thing started to bite us a bit, and so they are actually operating appropriately. What has been really impactful is the significant increase of transportation cost per unit on a year-over-year basis, which those are not caught by the PAMS and you have to get into your other openers to go in and negotiate price increases. And one thing that our teams have been really good about is as we've been renewing contracts, which historically, that was the only time you ever got to go in and negotiate for those and the contracts might be two to three year contracts. We now have gone to having annual openers, but the steel unit in the U.S., just to put this in context, the transportation cost per unit in Q1 '18 was $2.25 a unit. In Q1 in '19, it was $2.65 a unit. So that, obviously, $0.40 per unit squeeze on steel, obviously, was very impactful, and as you might expect, we've been working to try to push through other price increases as we have those opener discussions, but also looking to take action in the transport area. We have started to see mitigation in transport costs relative to increasing. It's more than flat, but you still have that year-over-year impact, and Steve, just to add a little bit more, give you some of the other substrate data. For large plastic, it moved from $13.50 a unit to $13.55, and on IBCs, it moved from $48.32 to $52.48, and in fiber, it moved about $0.50 as well. So all of them are working well and as designed, it's really the impact of the volume that's impacting us and then the transport cost.
Steven Pierre Chercover - D.A. Davidson & Co., Research Division - MD & Senior Research Analyst
Okay. I'll read the transcript to get all those numbers, but thanks for the detail. Is it fair to say that at least we're lapping a lot of the impact of the first field duty in transportation, it should be less of a headwind?
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Well yes, and no, and I mentioned this in the transcript that we've talked about this historically. The one thing that's really not good for us is when you have rapid decreases or increases in the index, the steel cost index, and unfortunately for our shareholders and us, the steel cost index decreased rapidly in December. We have, in our PAM contracts, as we've mentioned in the past, maybe 18 different variations, but they really come down to two across the contracts and their average for those calendar quarters, so October, November, December, and then you have point-to-point, and most of the point-to-point are at the end of the quarter. So a rapid decrease that we saw on December is not helpful for us, and that's what's driving that significant reduction in our forecast of our operations in in our legacy business is all attributed do that and the volume. So really unfortunate timing for us to have that happen. So unfortunately, the headwind is again in front of us.
Steven Pierre Chercover - D.A. Davidson & Co., Research Division - MD & Senior Research Analyst
Okay, and perhaps this is the biggest softball, but super early. Any observations now that you have the keys to Caraustar? Does your conviction on the merits of the deal increase, given the ongoing currency or volume headwinds you encountered in RIPS?
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
We couldn't be more positive, I, think, Steve. Yes, thanks for the softball. We are extremely pleased with the talent of the business unit leadership. Their engagement in really rapidly integrating in the Greif. They're proud to be part of Greif, and they are excellent operators. We talked about $220 million EBITDA run rate when we did the transaction. I feel extremely confident to tell you that when we come to our June Investor Day, we'll be talking about a number north of that and with the financing rates that David Lloyd and his team were able to drive for us on getting that deal done because the debt markets love the deal. We were substantially oversubscribed, drove the interest rate much lower than we expected and, effectively, we're looking at interest cost that's basically $70 million, $75 million in what will be our fiscal '20, which makes that deal obviously, if you're buying something at a 8x multiple, you know you've got a 12% yield and you're paying 5% interest, it's a very accretive deal. So we're really excited about it and really expect that we will do better on synergies as well. So yes, we're really bullish. Thanks for the softball.
Operator
Your next question comes from the line of Adam Josephson from KeyBanc. Please go ahead, your line is open.
Adam Jesse Josephson - KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst
Pete, Larry and Matt, good morning and thanks for taking my questions.

Peter G. Watson - Greif, Inc. - President, CEO & Director
Hi Adam, how are you doing?
Adam Jesse Josephson - KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst
I am fine, thanks for asking Pete. Larry back to the guidance. Correct me if I'm wrong, I think you said your outlook for Rigid for the year is down $0.21 to $0.26, some of which is volume related, some of which is the decline in the steel index price, if I'm not mistaken. Now 3 months ago, you had seen -- you were seeing weakness in Europe and China, and you didn't have a lot of positive demand commentary in Rigid. So I'm just wondering what got particularly incrementally worse three months later in that business? How much is even weaker demand? How much is that steel cost issue?
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Yes, so the steel cost issue is a major component of it, Adam. Also, there's some currency headwind for us. Although, we've hedged a good bit of that, we do have a forecast of some net currency impact to our earnings that's flowing through relative to that business, but yes, we're hearing and seeing more weakness than we thought, and there was the hope that we would see things turning around more quickly. The weakness in the Gulf area that we talked about, particularly in our specialty packaging service, which is a nice business for us, was also not existent at that time to the levels that we're now seeing it. Now I would say, this is where we're at currently. We have not baked in any substantial increase. If a trade agreement is reached, then the economy bucks back up. So this is where we are. I mean, if you follow some of that chemical companies at all and look at their reports, they're talking about softness in the first half of their year and then coming back in the latter half of their year. Well, our fiscal year then excludes the last two months of their year. So we didn't bake in any big lift for that.
Adam Jesse Josephson - KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst
Okay. Thanks Larry And Pete, just on containerboard, just to follow up on one of Mark's questions, about the historical relationship between containerboard and OCC prices, and I think you said that in your mind, the two are not linked, that's more about supply-demand. So a couple of questions related to that. First, if memory serves, in early '17, you guys announced a price increase and I think, RISI, you said, you tied it to escalating input cost, including OCC, net gas and transportation. So correct me if I'm wrong there, and two, if prices are related to supply-demand and containerboard inventories are at a 16-year high, and operating rates are falling by the month, would you agree that supply-demand conditions are deteriorating?
Peter G. Watson - Greif, Inc. - President, CEO & Director
Yes. No, as I mentioned, I think operating rates in weeks on hand of inventory drive paper pricing, and there are cost inputs that can influence positively or negatively that, but again, I think operating rates and inventory rates drive pricing, and I think I agree with you right now that they are not positively driven, but we don't comment on future pricing going forward. I will tell you again, I was very surprised that the $20 change in medium and $10 on the West Coast because I think that was a small percent of the industry that participates in the spot markets. Going forward, I think if operating rates don't change and if inventory rates don't change, then I think you're right, there's potential for change, but I don't necessarily see OCC as cost or energy cost as a primary driver for getting a price increase or giving price back. I think it's all based on supply and demand factors, which is operating rates and inventory.
Operator
As a reminder, if you would like to answer a question, please press star followed by the number one on your telephone keypad. Your next question comes from the line of Gabe Hajde from Wells Fargo Securities. Please go ahead, your line is open.
Gabrial Shane Hajde - Wells Fargo Securities, LLC, Research Division - Associate Analyst
Pete, Larry, good morning gentlemen.
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Hey Gabe
Peter G. Watson - Greif, Inc. - President, CEO & Director
Good morning

Gabrial Shane Hajde - Wells Fargo Securities, LLC, Research Division - Associate Analyst
I had a question, going back to the comment you made, Pete, about a shift towards more bulk shipping for some of your customers. And I guess, really, the question is, how early are we in that shift? Or can you provide us any color and elaborate on how it could impact sort of the steel drum volumes over the next 12 to 18 months? I mean, it seems like that could be an issue that's more structural in nature as opposed to something trade related or otherwise.
Peter G. Watson - Greif, Inc. - President, CEO & Director
So it really revolves around, we have two big steel operation, drum operations; one in the Netherlands, and one in the Gulf Coast to the U.S., and those markets are export markets for our customers, and they shipped drums on the export markets. So with the trade tariff being impacted and which has disrupted global trade flows, we are seeing less demand for drums and therefore, the customers are shipping more in bulk to different markets domestically. So I think the big driver to how long that condition persists depends on the current negotiations on trade. I think today, where there's uncertainty about the trade tariffs and what goes forward, I think if an agreement is settled between the U.S. and China, I think there's more clarity and there's a more definitive path forward, but until that time, we have to assume that those conditions in the Gulf Coast and Netherlands will persist until a trade agreement is reached.
Gabrial Shane Hajde - Wells Fargo Securities, LLC, Research Division - Associate Analyst
Okay, so I guess to clarify. It doesn't sound like this is a customer initiative necessarily to change the way they're doing business. This is more related to trade.
Peter G. Watson - Greif, Inc. - President, CEO & Director
Yes. It's changes in the supply chain that's based on trade, and it's had an impact, specifically, on those two big producers of steel drums in the Netherlands and our Gulf Coast in the U.S.
Gabrial Shane Hajde - Wells Fargo Securities, LLC, Research Division - Associate Analyst
Okay. A bigger picture question. I don't want to necessarily draw a correlation to the last time you guys made large-scale acquisitions, but when I look at the Net Promoter Scores, it looked like they'd all kind of come down a tick here in this first fiscal quarter and at the same time, you guys were obviously in the midst of doing diligence and executing upon the largest transaction in the company's history. Is there anything that you can provide us in the outside world that gives us comfort that resource allocation won't necessarily be a problem going forward as you integrate this business?
Peter G. Watson - Greif, Inc. - President, CEO & Director
Yes, I think when you talk about Net Promoter Score, we don't do that quarterly, Gabe. We do that twice a year and that's actually increased fairly significantly, not where we want it to be but it's 50, which is five points shy of the standard of 55 we expected. Maybe you're referring to the Customer Satisfaction Index. Actually, in Paper Packaging, it is on par. It's 96 plus percent, and as it relates to the resources required to effectively integrate Caraustar, we actually think that's one of the strengths of our Paper Packaging business and then we think they'll bring a lot of benefit to the Caraustar team on how to drive execution strategies to improve customer satisfaction. So we don't see this integration efforts of having any distraction to our Rigid Industrial Business or our Flexible business. We have a lot of attention on the RIPS business because of where we are, and we feel very confident that they're getting plenty of attention and plenty of resources to execute to their best of their ability.
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Let me add to that, Gabe, just to maybe give comfort because I get the common reaction of why we're going to be distracted and focus on sort of new shiny object kind of thing. We've tried to learn from the lessons of the past, as we've talked about before, and so we had a very structured process by which we approach this acquisition and also what we did to build out the integration framework. We have supplemented our internal resources by hiring an external group from KPMG, who their sole purpose in their life and the only thing they do all the time is integration work, and we've got resource across supply chain, human resources, finance, across the entire spectrum, and we have a very structured process that we're working through that does not take away resources from any of our other operating units. We focused really heavily on making sure day one went smoothly, and between Pete, I, Tim and Bala, we, within the first couple of days, hit over half of the people with personnel meetings. So half of the 4,000 people and by the end of next week, it'll be closer to 3,000. So we and the cultural fit seems really great and we go back to the operational adjacency. If you think about what they do, they operate mill systems going down into converters and selling to specialty markets, exactly what we do in Paper Packaging. So the integration of the frontline businesses is going extremely well. Everybody is excited, and then the back office things are going along just as planned. As we said, it's going to be a 3-year kind of process because we need to integrate their systems, which we're not going to defer, like it happened in many situations in the past. So we feel very comfortable and it's not that it's not distracting from our focus on our other core businesses.
Operator
Your next question comes from the line of Mark Wilde of BMO Capital Markets. Please go ahead, your line is open.
Mark William Wilde - BMO Capital Markets Equity Research - Senior Analyst
Just a couple of follow on. Pete, can just walk us back through the recent restructuring moves that you've made in RIPS? I think you've mentioned a couple looking forward. I'm trying to get a sense of sort of, at the end of the day, kind of the size of that RIPS footprint now versus, say, where it was 5 years ago? Then also if you can just talk out a little bit about the vendor challenges in the IBC business that you've called out in the release.
Peter G. Watson - Greif, Inc. - President, CEO & Director
Sure. So in RIPS, we've either closed or processed a closing for operations. We talked about the closure in China. We have removed an operating line in Malaysia. We have announced the closure of a fiber drum plant in the U.S. where we'll consolidate that business into one of our other Texas operations, and we've closed a business in Africa. At the same time, we divested the business in the Philippines, small and remote, but not necessarily strategic to our company and our customers. So that was really the portfolio changes. We've also addressed significant variable manufacturing costs by reducing manufacturing shifts in those regions that we've talked about that are heavily impacted by weak demand from the economy, so it'd be Western Europe, parts of the U.S. and China. We're also taking active efforts across the entire portfolio to reduce our SG&A cost structure, and we've made some announcements in our Q4, and we also have made some announcements and changes in our first quarter. We also, as part of that, Mark we've got some isolated manufacturing operations in the RIPS that are underperforming, and so we've got some intensity about fixing the performance of those manufacturing operations. As it relates to the vendor problem, it's a manufacturer blow molders for IBCs. They've had some numerous problems that have delayed one of our installations in the U.S., but I will tell you that we are not cutting back in any of the strategic growth organic plans, and we continue to focus on how we're growing our plastic strategy. I think you've seen, by the unit volumes, that we're improving in both our plastic and IBC businesses.
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
A follow-on your question about supplier vendor issue, Mark, yes, we had a real struggle with one of our key suppliers. They moved their manufacturing operations. It caused significant delays and delivery of equipment, and then one of multiple of the blow molders we ordered from them, so only one of them, that was also delayed, was not operational, and it's had a significant impact on what we had projected to be our results for this year, and obviously, we're seeking recourse on that matter.
Mark William Wilde - BMO Capital Markets Equity Research - Senior Analyst
Ok, that's helpful. Thanks Larry, thanks Pete.
Peter G. Watson - Greif, Inc. - President, CEO & Director
Thank you Mark.
Operator
Your next question comes from the line of Dan Jacome from Sidoti & Company. Please go ahead, your line is open.
Daniel Andres Jacome - Sidoti & Company, LLC - Equity Research Analyst
Just two quick questions. CorrChoice looks like a baseline sustainable growth rate at this point. It looks like up 4%, maybe even 5%. Do you have confidence that can persist into the next year or two? If yes, what drives that confidence? Then just a very high-level question on IBC global industry capacity trends. Can you give us a little teaser on what you're seeing out there? Or is the market place, at this point, status quo?
Peter G. Watson - Greif, Inc. - President, CEO & Director
So the first question, I'll say that the CorrChoice model is really driven on high service intensity and specialty product offerings, and we've invested a lot of money in the specialty product business, triple wall, litho-laminated Asitrade, coatings, specialty coatings, and that has been very successful in partnering with some strategic customers that are growing their businesses. So we're aligned with really strong customers who are winning in their markets. We, in turn, are enjoying that growth. We have traditionally grown in that business in excess of industry growth rates as we build out capabilities, we communicated we are growing in Pennsylvania with a new sheet feeder and additional specialty capabilities in Cincinnati. We expect to grow in advance of market rates, whether that is 3% to 5%, as you indicated, I can't predict that, but I feel very confident in that business model to serve customers and grow our business profitably. If you could just repeat your second question, Dan.
Daniel Andres Jacome - Sidoti & Company, LLC - Equity Research Analyst
I was wondering about the global capacity on the IBC product itself. Is the marketplace, in terms of potential new capacity introduced in the market, is there anything like that, that we should expect? Or is the marketplace status quo? I'm just trying to get a sense that the robust pricing power you have is sustainable. Thank you.
Peter G. Watson - Greif, Inc. - President, CEO & Director
Yes, so the IBC global market is growing at a pace of about 7% to 9% globally a year and the additional capacity we're adding, or others in that market are adding do not outstrip that growth. So you don't necessarily have an unbalanced supply and demand scenario, with more capacity coming on than demand. So we see that, again, as a very vibrant business, the most vibrant business in our Rigid portfolio, and again, as we've talked about, we're a little bit behind the curve on building that capacity, but our customers have encouraged us, and we've got very long-standing relationships with customers that want us to supply the diverse portfolio of products that we do. So we're moving forward on that and along with that is our need to build out and improve the reconditioned business in IBCs. That's part of the strategy.
Daniel Andres Jacome - Sidoti & Company, LLC - Equity Research Analyst
Very helpful, thank you.
Peter G. Watson - Greif, Inc. - President, CEO & Director
Thank you, Dan.
Operator
Our final question comes from the line of Adam Josephson from KeyBanc. Please go ahead, your line is open.
Adam Jesse Josephson - KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst
Thanks. Larry, just a couple on cash flow, if you don't mind. The cash flow guidance, forgive me for missing it, how much of the $40 million increase was attributable to Caraustar? How much is lower working cap? How much has changed in your underlying EBITDA guidance, ex Caraustar? Can you just help me with that?
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Yes, let me do the same kind of walk I did on EPS, Adam. So if you start at the top of the page, with the range of $175 million to $205 million, just add in $25 million for working capital improvement on both ends of that scale. So that our overall range that we've provided around working capital at the beginning of the year would just go up $25 million on both ends. Interest expense is up $70 million related to the acquisition, over what we had built in our model previously and then CapEx is up $40 million. The operations from other things from our legacy businesses, $15 million to $25 million, so $15 million off of the beginning $175 million, $25 million off the $205 million, and then Caraustar, $140 million to $150 million add. So that gets you down to the $215 million to $245 million, and I'll just point out that, that interest expense has a $4 million of double-up on interest expense coupon in payments just because of the way the mechanics work on the takeout of the bonds, and so that won't repeat. As I said earlier, interest expense this year ends up being roughly in that $125 million range and is exactly what we expect it to be in full 12-month year next year in 2020.
Adam Jesse Josephson - KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst
Larry, thanks and just related to the adjusted free cash flow and adjusted EBITDA. How much costs are you planning to exclude from this adjusted free cash flow? I just ask because I know in years past, you have talked about kind of moving away from all these restructuring charges that you've incurred in years past, and you've had a number of impairment charges as well, and you've talked about just kind of cleaning up the P&L and the numbers, and now, it seems like you're moving back somewhat in the opposite direction of using more adjusted numbers. I'm just wondering how you feel about just using more adjusted numbers and of kind of moving to cleaner financials?

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
I think it's pretty standard that you'll end up, excluding acquisition-related costs, relative to this. I don't know, David, do you remember the number of acquisition-related cost?
David C. Lloyd - Greif, Inc. - CAO, VP, Corporate Financial Controller & Treasurer
It's $77 million.
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
No, that's the integration cost. That's integration-related cost.
Matt Eichmann - Greif, Inc. - VP of IR & Corporate Communications
If you go to the back of the release, Adam, there's a reconciliation to the future free cash flow. You can see that estimate at the back.
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Thank you, Matt, but relative to the overall question, Adam, obviously, we've talked today about a number of actions we're taking related to what we see as getting out of some markets that we don't think it makes sense to be in small things like Philippines and that kind of thing, and I've also stated in the past when companies are highly acquisitive, you end up with restructuring costs. We don't have anything in our sights relative to Caraustar, but I guess that could be a possibility as things play out. I also mentioned in my prepared remarks that we did not end up excluding the $0.16 worth of onetime items that I would tell you that most people probably would have excluded and then, also, we do nothing on equity compensation, which a lot of people do. So we try to play it straight, so we feel good about our numbers.
Operator
And this concludes our question-and-answer session. I will now turn it over to Matt for closing remarks.
Matt Eichmann - Greif, Inc. - VP of IR & Corporate Communications
Christine, thank you very much, and thank you, everyone, for joining us on our conference call today. We'd like to remind everyone that the 2019 Investor Day will be held on June 26, 2019, at the Sofitel Hotel in New York City. The event itself will start at 9 a.m. There will be our breakfast before that. There's information posted on our website about the upcoming Investor Day, or feel free to reach out to us if you have any questions. Thanks again for joining us, and we hope you have a great weekend ahead.
Operator
This concludes today's conference call. Thank you for your participation, and you may now disconnect. Have a great day.